The New York Times Company Reports Second-Quarter 2024 Results

NEW YORK, August 7, 2024 – The New York Times Company (NYSE: NYT) announced today second-quarter 2024 results.
Key Highlights
•The Company added approximately 300,000 net digital-only subscribers compared with the end of the first quarter of 2024, driven by bundle and multiproduct subscriber additions as well as other single product subscriber additions.
•Total digital-only average revenue per user (“ARPU”) increased 2.1 percent year-over-year to $9.34 primarily as a result of subscribers transitioning from promotional to higher prices and price increases on tenured non-bundled subscribers.
•Growth in both digital subscribers and ARPU drove a year-over-year increase in digital subscription revenues of 12.9 percent.
•Digital advertising revenues increased 7.8 percent year-over-year largely as a result of higher revenues from display advertising at The Athletic and The New York Times Group (“NYTG”).
•Other revenue increased 4.9 percent year-over-year as a result of higher Wirecutter affiliate referral and licensing revenues.
•Operating costs increased 2.0 percent and adjusted operating costs (defined below) increased 4.4 percent year-over-year, largely as a result of higher journalism, product development and general and administrative expenses.
•Operating profit increased 42.4 percent year-over-year to $79.4 million, while adjusted operating profit (defined below) increased 13.6 percent year-over-year to $104.7 million, primarily as a result of higher digital subscription revenues partially offset by higher adjusted operating costs.
•Operating profit margin for the quarter was 12.7 percent and adjusted operating profit margin (defined below) was 16.7 percent, a year-over-year increase of approximately 110 basis points.
•Diluted earnings per share for the quarter was $.40, a $.12 increase year-over-year and adjusted diluted earnings per share (defined below) was $.45, a $.07 increase year-over-year.

Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “It was a strong second quarter for The Times – one in which we made further progress on the path to grow our subscriber base and become the essential subscription for every curious person seeking to understand and engage with the world. The combination of our world-class news destination plus market-leading lifestyle products means we have complementary offerings in big spaces, each with multiple growth levers fueling multiple revenue streams. Together we believe these make The Times resilient in a changing media landscape and well positioned for continued value creation.”

Summary of Quarterly Results
(In millions, except percentages, subscriber metrics (in thousands), ARPU and per share data)

	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023
Total subscribers(1)	10,840	10,550	10,360	10,080	9,880
Digital-only subscribers(1)	10,210	9,910	9,700	9,410	9,190
Digital-only subscribers quarterly net additions(1)	300	210	300	210	180
Total digital-only ARPU	$9.34	$9.21	$9.24	$9.28	$9.15
% change year-over-year	2.1%	1.9%	3.5%	4.6%	3.6%

Digital-only subscription revenues	$304.5	$293.0	$288.7	$282.2	$269.8
% change year-over-year	12.9%	13.2%	7.2%	15.7%	13.0%
Digital advertising revenues	$79.6	$63.0	$107.7	$75.0	$73.8
% change year-over-year	7.8%	2.9%	(3.7)%	6.7%	6.5%
Total revenues	$625.1	$594.0	$676.2	$598.3	$590.9
% change year-over-year	5.8%	5.9%	1.3%	9.3%	6.3%

Total operating costs(2)	$545.7	$545.7	$547.2	$534.8	$535.1
% change year-over-year(2)	2.0%	2.4%	(4.8)%	7.7%	6.2%
Adjusted operating costs(3)	$520.4	$518.0	$522.3	$508.6	$498.7
% change year-over-year	4.4%	2.2%	(0.7)%	6.2%	4.0%

Operating profit	$79.4	$48.3	$129.0	$63.6	$55.8
Operating profit margin %	12.7%	8.1%	19.1%	10.6%	9.4%
Adjusted operating profit (“AOP”) - NYTG	$107.1	$84.7	$158.4	$97.7	$100.0
AOP margin % - NYTG	18.3%	15.2%	24.8%	17.3%	17.8%
AOP - The Athletic	$(2.4)	$(8.7)	$(4.4)	$(7.9)	$(7.8)
AOP(3)	$104.7	$76.1	$154.0	$89.8	$92.2
AOP margin %(3)	16.7%	12.8%	22.8%	15.0%	15.6%

Diluted earnings per share (“EPS”)	$0.40	$0.24	$0.66	$0.32	$0.28
Adjusted diluted EPS(3)	$0.45	$0.31	$0.70	$0.37	$0.38
Diluted shares	165.5	165.6	165.9	165.4	165.0
(1) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.
(2) Q1 2023 and Q2 2023 were recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
(3) Non-GAAP financial measure. See “Comparisons”, “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details.

Comparisons
Unless otherwise noted, all comparisons are for the second quarter of 2024 to the second quarter of 2023.
Beginning with the third quarter of 2023, we have updated our presentation of operating costs to include operating items that are outside the ordinary course of our operations (special items). We recast operating costs for the prior periods in order to present comparable financial results. In connection with this change, we updated the definition of adjusted operating costs to exclude special items from operating costs. These changes did not have an impact on reported operating profit, adjusted operating profit or adjusted operating costs.
Second quarter 2024 results included the following special item:
•$2.0 million of pre-tax litigation-related costs ($1.5 million or $0.01 per share after tax) in connection with a lawsuit against Microsoft Corporation and Open AI Inc. and various of its corporate affiliates alleging unlawful and unauthorized copying and use of the Company’s journalism and other content in connection with their development of generative artificial intelligence products (“Generative AI Litigation Costs”). Management determined to report Generative AI Litigation Costs as a special item beginning in the first quarter of 2024 because, unlike other litigation expenses, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance.
Second quarter 2023 results included the following special item:
•A $12.7 million impairment charge ($9.3 million or $0.06 per share after tax) related to excess leased office space that is being marketed for sublet (the “lease-related impairment”).
This release refers to certain non-GAAP financial measures, including adjusted operating profit, adjusted operating costs, adjusted diluted EPS and free cash flow. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for more details, including a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Consolidated Results
Subscribers and Net Additions
The Company ended the second quarter of 2024 with approximately 10.84 million subscribers to its print and digital products, including approximately 10.21 million digital-only subscribers. Of the 10.21 million digital-only subscribers, approximately 4.83 million were bundle and multiproduct subscribers.
Compared with the end of the first quarter of 2024, there was a net increase of 300,000 digital-only subscribers.
Average Revenue Per User
Average revenue per user or “ARPU,” a metric we calculate to track the revenue generation of our digital subscriber base, represents the average revenue per digital subscriber over a 28-day billing cycle during the applicable quarter. For more information, please refer to the Supplemental Subscriber, ARPU and Subscriptions Revenues Information in the exhibits.
Total digital-only ARPU was $9.34 for the second quarter of 2024, an increase of 2.1 percent compared with the second quarter of 2023 driven primarily by subscribers transitioning from promotional to higher prices and price increases on tenured non-bundled subscribers.
Subscription Revenues
Total subscription revenues increased 7.3 percent to $439.3 million in the second quarter of 2024. Subscription revenues from digital-only products increased 12.9 percent to $304.5 million due to an increase in bundle and multiproduct revenues and an increase in other single-product subscription revenues, partially offset by a decrease in news-only subscription revenues. Print subscription revenues decreased 3.6 percent to $134.8 million, primarily due to lower domestic home-delivery revenues.
Advertising Revenues
Second-quarter 2024 total advertising revenues increased 1.2 percent to $119.2 million while digital advertising revenues increased 7.8 percent and print advertising revenues decreased 10.0 percent.
Digital advertising revenues were $79.6 million, or 66.8 percent of total Company advertising revenues, compared with $73.8 million, or 62.7 percent, in the second quarter of 2023. Digital advertising revenues increased due to higher revenues from display advertising at both The Athletic and NYTG. Print advertising revenues decreased primarily due to declines in the technology and luxury categories.
Other Revenues
Other revenues increased 4.9 percent to $66.6 million in the second quarter of 2024, primarily as a result of higher Wirecutter affiliate referral and licensing revenues, partially offset by lower books, television, and film revenues.
Total Revenues
In the aggregate, subscription, advertising and other revenues for the second quarter of 2024 increased 5.8 percent to $625.1 million from $590.9 million for the second quarter of 2023.

Operating Costs
Total operating costs increased 2.0 percent in the second quarter of 2024 to $545.7 million compared with $535.1 million in the second quarter of 2023. Operating costs in the second quarter of 2024 included Generative AI Litigation Costs of $2.0 million. Operating costs in second quarter of 2023 included a $12.7 million impairment charge related excess leased office space that is being marketed for sublet. Adjusted operating costs increased 4.4 percent to $520.4 million from $498.7 million in the second quarter of 2023.
Cost of revenue increased 4.1 percent to $322.8 million compared with $309.9 million in the second quarter of 2023 due mainly to higher journalism expenses and higher subscriber and advertiser servicing costs, partially offset by lower print production and distribution costs.
Sales and marketing costs decreased 1.5 percent to $61.3 million compared with $62.2 million in the second quarter of 2023 due mainly to lower marketing and promotion costs. Media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business, decreased 1.7 percent to $27.5 million in the second quarter of 2024 from $28.0 million in the second quarter of 2023.
Product development costs increased 11.0 percent to $62.2 million compared with $56.0 million in the second quarter of 2023, primarily due to higher compensation and benefits expenses.
General and administrative costs increased 6.4 percent to $76.9 million compared with $72.3 million in the second quarter of 2023, largely due to higher compensation and benefits expenses.

Business Segment Results
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Refer to Segment Information in the exhibits for more information on these segment measures.
The New York Times Group
NYTG revenues grew 4.4 percent in the second quarter of 2024 to $585.2 million from $560.5 million in the second quarter of 2023. Subscription revenues increased 6.5 percent to $410.0 million from $385.0 million in the second quarter of 2023, primarily due to growth in subscription revenues from digital-only products, partially offset by decreases in print subscription revenues. Advertising revenues decreased 0.2 percent to $112.1 million from $112.3 million in the second quarter of 2023, due to declines in print advertising revenues partially offset by higher revenues from digital advertising. Other revenues were $63.1 million in the second quarter of 2024, flat compared to prior year.
NYTG adjusted operating costs increased 3.8 percent in the second quarter of 2024 to $478.1 million from $460.5 million in the second quarter of 2023, primarily due to higher journalism, product development and general and administrative costs.
NYTG adjusted operating profit increased 7.1 percent to $107.1 million from $100.0 million in the second quarter of 2023. This was primarily the result of higher digital subscription and advertising revenues, partially offset by higher adjusted operating costs and lower print subscription and print advertising revenues.
The Athletic
The Athletic revenues grew 33.4 percent in the second quarter of 2024 to $40.5 million from $30.4 million in the second quarter of 2023. Subscription revenues increased 19.4 percent to $29.3 million from $24.6 million in the second quarter of 2023, primarily due to growth in the number of subscribers with The Athletic. We provide all bundle subscribers with the ability to access The Athletic and all bundle subscribers are included in this metric. Advertising revenues increased 30.0 percent to $7.1 million from $5.4 million in the second quarter of 2023, primarily due to higher revenues from display advertising. Other revenue increased to $4.1 million from $0.4 million in the second quarter of 2023, primarily due to an increase in licensing revenue from an Apple licensing deal.
The Athletic adjusted operating costs increased 12.4 percent in the second quarter of 2024 to $42.9 million from $38.2 million in the second quarter of 2023. The increase was mainly due to higher product development and journalism costs, partially offset by lower sales and marketing costs.
The Athletic adjusted operating loss decreased 69.2 percent to $2.4 million from $7.8 million in the second quarter of 2023. This was primarily the result of higher revenues, partially offset by higher adjusted operating costs.

Consolidated Other Data
Interest Income and Other, net
Interest income and other, net in the second quarter of 2024 was $8.7 million compared with $4.5 million in the second quarter of 2023. The increase was primarily a result of higher interest rates on cash and marketable securities.
Income Taxes
The Company had income tax expense of $21.5 million in the second quarter of 2024 compared with $14.4 million in the second quarter of 2023. The effective income tax rate was 24.7 percent in the second quarter of 2024 and 23.6 percent in the second quarter of 2023. The increase in income tax expense was primarily due to higher pre-tax income in the second quarter of 2024. The effective income tax rate was lower in the second quarter of 2023 primarily due to a reduction in the Company’s reserve for uncertain tax positions in that quarter.
Earnings Per Share
Diluted EPS in the second quarter of 2024 was $.40 compared with $.28 in the same period of 2023. The increase in diluted EPS was primarily driven by higher operating profit and higher interest income. Adjusted diluted EPS was $.45 in the second quarter of 2024 compared with $.38 in the second quarter of 2023.
Liquidity
As of June 30, 2024, the Company had cash and marketable securities of $724.0 million, an increase of $14.8 million from $709.2 million as of December 31, 2023.
The Company has a $350 million unsecured revolving line of credit. As of June 30, 2024, there were no outstanding borrowings under this credit facility, and the Company did not have other outstanding debt.
Net cash provided by operating activities in the second quarter of 2024 was $133.3 million compared with $119.8 million in the same period of 2023. Free cash flow in the second quarter of 2024 was $119.3 million compared with $109.0 million in the same period of 2023.
Shares Repurchases
During the quarter ended June 30, 2024, the Company repurchased 208,083 shares of its Class A Common Stock for an aggregate purchase price of approximately $9.5 million. As of August 2, 2024, approximately $201.5 million remains available and authorized for repurchases.
Capital Expenditures
Capital expenditures totaled approximately $9 million in the second quarter of 2024 compared with approximately $5 million in the second quarter of 2023. The increase in capital expenditures in 2024 was primarily driven by higher expenditures at the Company’s College Point, N.Y., printing and distribution facility, improvements in the Company headquarters and investments in technology to support strategic initiatives.

Outlook
Below is the Company’s guidance for revenues and adjusted operating costs for the third quarter of 2024 compared with the third quarter of 2023.

The New York Times Company

Digital-only subscription revenues	increase 12 - 15%
Total subscription revenues	increase 7 - 9%

Digital advertising revenues	increase high-single-digits
Total advertising revenues	flat to increase low-single-digits

Other revenue	increase 9 - 11%

Adjusted operating costs	increase 5 - 6%
The Company expects the following on a pre-tax basis in 2024:
•Depreciation and amortization: approximately $80 million
•Interest income and other, net: approximately $35 million, and
•Capital expenditures: approximately $40 million.

Conference Call Information
The Company’s second-quarter 2024 earnings conference call will be held on Wednesday, August 7, 2024, at 8:00 a.m. E.T.
A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at https://dpregister.com/sreg/10190931/fd138994d9, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).
An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, August 21. The passcode is 5666502.

About The New York Times Company
The New York Times Company (NYSE: NYT) is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 10 million subscribers across a diverse array of print and digital products — from news to cooking to games to sports — The Times Company has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to: significant competition in all aspects of our business; our ability to grow the size and profitability of our subscriber base; our dependence on user and other metrics that are subject to inherent challenges in measurement; numerous factors that affect our advertising revenues, including market dynamics, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; risks associated with generative artificial intelligence technology; economic, market, geopolitical and public health conditions or other events; risks associated with the international scope of our business and foreign operations; significant disruptions in our newsprint supply chain or newspaper printing and distribution channels or a significant increase in the costs to print and distribute our newspaper; risks associated with environmental, social and governance matters and any related reporting obligations; adverse results from litigation or governmental investigations; risks associated with acquisitions (including The Athletic), divestitures, investments and similar transactions; the risks and challenges associated with investments we make in new and existing products and services; risks associated with attracting and maintaining a talented and diverse workforce; the impact of labor negotiations and agreements; potential limits on our operating flexibility due to the nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; our ability to improve and scale our technical and data infrastructure; security incidents and other network and information systems disruptions; our ability to comply with laws and regulations with respect to privacy, data protection and consumer marketing and subscription practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims against us of intellectual property infringement; our ability to meet our publicly announced guidance and/or targets; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
This release refers to certain non-GAAP financial measures, including adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs and special items; adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. Refer to “Reconciliation of Non-GAAP Financial Measures” in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures. Certain guidance is provided on a non-GAAP basis and not reconciled to the most directly comparable GAAP measure because we are unable to provide, without unreasonable effort, a calculation or estimation of amounts necessary for such reconciliation due to the inherent difficulty of forecasting such amounts.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Supplemental Subscriber, ARPU and Subscription Revenues Information
Segment Information
Reconciliation of Non-GAAP Financial Measures

Contacts:
Media:	Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
Investors:	Anthony DiClemente, 212-556-7661; anthony.diclemente@nytimes.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Second Quarter			Six Months
	2024	2023	% Change	2024	2023	% Change
Revenues
Subscription(a)	$439,322	$409,590	7.3%	$868,327	$807,132	7.6%
Advertising(b)	119,163	117,770	1.2%	222,874	224,011	(0.5)%
Other(c)	66,612	63,493	4.9%	127,911	120,449	6.2%
Total revenues	625,097	590,853	5.8%	1,219,112	1,151,592	5.9%
Operating costs
Cost of revenue (excluding depreciation and amortization)	322,774	309,923	4.1%	639,641	616,775	3.7%
Sales and marketing	61,303	62,241	(1.5)%	126,437	129,275	(2.2)%
Product development	62,220	56,047	11.0%	125,405	113,109	10.9%
General and administrative	76,870	72,273	6.4%	155,685	153,324	1.5%
Depreciation and amortization	20,537	21,858	(6.0)%	41,243	42,698	(3.4)%
Generative AI Litigation Costs	1,983	—	*	2,972	—	*
Impairment charge	—	12,736	*	—	12,736	*
Total operating costs(1)	545,687	535,078	2.0%	1,091,383	1,067,917	2.2%
Operating profit	79,410	55,775	42.4%	127,729	83,675	52.6%
Other components of net periodic benefit (costs)/income	(1,023)	684	*	(2,074)	1,369	*
Interest income and other, net	8,696	4,517	92.5%	17,083	7,690	*
Income before income taxes	87,083	60,976	42.8%	142,738	92,734	53.9%
Income tax expense	21,543	14,402	49.6%	36,781	23,839	54.3%
Net income	$65,540	$46,574	40.7%	$105,957	$68,895	53.8%
Average number of common shares outstanding:
Basic	164,540	164,714	(0.1)%	164,592	164,844	(0.2)%
Diluted	165,514	165,037	0.3%	165,716	165,325	0.2%
Basic earnings per share attributable to common stockholders	$0.40	$0.28	42.9%	$0.64	$0.42	52.4%
Diluted earnings per share attributable to common stockholders	$0.40	$0.28	42.9%	$0.64	$0.42	52.4%
Dividends declared per share	$0.13	$0.11	18.2%	$0.26	$0.22	18.2%
(1) Second quarter and first six months of 2023 were recast to conform to the current presentation of total operating costs. See “Comparisons” for more details.
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a) The following table summarizes digital and print subscription revenues for the second quarters and first six months of 2024 and 2023:

	Second Quarter			Six Months
	2024	2023	% Change	2024	2023	% Change
Digital-only subscription revenues(1)	$304,501	$269,774	12.9%	$597,479	$528,541	13.0%
Print subscription revenues(2)	134,821	139,816	(3.6)%	270,848	278,591	(2.8)%
Total subscription revenues	$439,322	$409,590	7.3%	$868,327	$807,132	7.6%
(1) Includes revenue from bundled and standalone subscriptions to our news product, as well as to The Athletic and to our Cooking, Games and Wirecutter products.
(2) Includes domestic home-delivery subscriptions, which include access to our digital products. Also includes single-copy, NYT International and Other subscription revenues.

(b) The following table summarizes digital and print advertising revenues for the second quarters and first six months of 2024 and 2023:

	Second Quarter			Six Months
	2024	2023	% Change	2024	2023	% Change
Advertising revenues:
Digital	$79,575	$73,804	7.8%	$142,602	$135,075	5.6%
Print	39,588	43,966	(10.0)%	80,272	88,936	(9.7)%
Total advertising	$119,163	$117,770	1.2%	$222,874	$224,011	(0.5)%

(c) Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, retail commerce, books, television and film, our live events business and our student subscription sponsorship program. Digital other revenues, which consist primarily of Wirecutter affiliate referral revenue and digital licensing revenues, totaled $40.6 million and $76.4 million for the second quarter and first six months of 2024, respectively.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands, except for ARPU)
We offer a digital subscription package (or “bundle”) that includes access to our digital news product (which includes our news website, NYTimes.com, and mobile and Audio applications), as well as to The Athletic and to our Cooking, Games and Wirecutter products. Our subscriptions also include standalone digital subscriptions to our digital news product, as well as to The Athletic, and our Cooking, Games and Wirecutter products.
The following tables present information regarding the number of subscribers to the Company’s products as well as certain additional metrics. A subscriber is defined as a user who has subscribed (and provided a valid method of payment) for the right to access one or more of the Company’s products. Subscribers with a domestic home-delivery print subscription to The New York Times, which includes access to our digital products, are excluded from digital-only subscribers.

The following table sets forth subscribers as of the end of the five most recent fiscal quarters:

	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023
Digital-only subscribers:
Bundle and multiproduct(1)(2)	4,830	4,550	4,220	3,790	3,300
News-only(2)(3)	2,290	2,500	2,740	3,020	3,320
Other single-product(2)(4)	3,100	2,860	2,740	2,600	2,580
Total digital-only subscribers(2)(5)	10,210	9,910	9,700	9,410	9,190
Print subscribers(6)	630	640	660	670	690
Total subscribers	10,840	10,550	10,360	10,080	9,880
(1) Subscribers with a bundle subscription or standalone digital-only subscriptions to two or more of the Company’s products.
(2) Includes group corporate and group education subscriptions, which collectively represented approximately 6% of total digital-only subscribers as of the end of the second quarter of 2024. The number of group subscribers is derived using the value of the relevant contract and a discounted subscription rate.

(3) Subscribers with only a digital-only news product subscription.
(4) Subscribers with only one digital-only subscription to The Athletic or to our Cooking, Games or Wirecutter products.
(5) Subscribers with digital-only subscriptions to one or more of our news product, The Athletic, or our Cooking, Games and Wirecutter products.
(6) Subscribers with a domestic home-delivery or mail print subscription to The New York Times, which includes access to our digital products, or a print subscription to our Book Review or Large Type Weekly products.

The sum of individual metrics may not always equal total amounts indicated due to rounding. Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

The following table sets forth ARPU metrics relating to the above digital-only subscriber categories for the five most recent fiscal quarters:

	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023
Digital-only ARPU:
Bundle and multiproduct	$11.96	$11.79	$12.13	$12.81	$13.40
News-only	$11.26	$10.88	$10.38	$10.05	$9.29
Other single-product	$3.65	$3.59	$3.56	$3.48	$3.57
Total digital-only ARPU	$9.34	$9.21	$9.24	$9.28	$9.15
ARPU metrics are calculated by dividing the digital subscription revenues in the quarter by the average number of digital-only subscribers divided by the number of days in the quarter multiplied by 28 to reflect a 28-day billing cycle. In calculating ARPU metrics, for our subscriber categories (Bundle and multiproduct, News-only and Other single-product), we use the monthly average number of digital-only subscribers (calculated as the sum of the number of subscribers in each category at the beginning and end of the month, divided by two) and for Total digital-only ARPU, we use the daily average number of digital-only subscribers.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL SUBSCRIBER, ARPU AND SUBSCRIPTION REVENUES INFORMATION
(Amounts in thousands)

The following table sets forth the subset of subscribers above who have a digital-only standalone subscription to The Athletic or a bundle subscription that includes the ability to access The Athletic as of the end of the five most recent fiscal quarters:

	Q2 2024	Q1 2024	Q4 2023	Q3 2023	Q2 2023
Digital-only subscribers with The Athletic(1)(2)	5,280	4,990	4,650	4,180	3,640
(1) We provide all bundle subscribers with the ability to access The Athletic and all bundle subscribers are included in this metric.
(2) Subscribers (including net subscriber additions) are rounded to the nearest ten thousand.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)
We have two reportable segments: NYTG and The Athletic. Management uses adjusted operating profit (loss) by segment in assessing performance and allocating resources. The Company includes in its presentation revenues and adjusted operating costs to arrive at adjusted operating profit (loss) by segment. Adjusted operating costs are defined as operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit is defined as operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating profit expressed as a percentage of revenues is referred to as adjusted operating profit margin.
Subscription revenues from and expenses associated with our bundle are allocated to NYTG and The Athletic.
We allocate 10% of bundle revenues to The Athletic based on management’s view of The Athletic’s relative value to the bundle, which is derived based on analysis of various metrics.
We allocate 10% of product development, marketing and subscriber servicing expenses (including direct variable expenses such as credit card fees, third party fees and sales taxes) associated with the bundle to The Athletic, and the remaining costs are allocated to NYTG, in each case, in line with the revenues allocations.

	Second Quarter			Six Months
	2024	2023	% Change	2024	2023	% Change
Revenues
NYTG	$585,156	$560,494	4.4%	$1,142,551	$1,093,276	4.5%
The Athletic	40,504	30,359	33.4%	77,686	58,316	33.2%
Intersegment eliminations(1)	(563)	—	*	(1,125)	—	*
Total revenues	$625,097	$590,853	5.8%	$1,219,112	$1,151,592	5.9%
Adjusted operating costs
NYTG	$478,054	$460,525	3.8%	$950,703	$928,020	2.4%
The Athletic	42,906	38,162	12.4%	88,780	77,431	14.7%
Intersegment eliminations(1)	(563)	—	*	(1,125)	—	*
Total adjusted operating costs	$520,397	$498,687	4.4%	$1,038,358	$1,005,451	3.3%
Adjusted operating profit (loss)
NYTG	$107,102	$99,969	7.1%	$191,848	$165,256	16.1%
The Athletic	(2,402)	(7,803)	(69.2)%	(11,094)	(19,115)	(42.0)%
Total adjusted operating profit	$104,700	$92,166	13.6%	$180,754	$146,141	23.7%
AOP margin % - NYTG	18.3%	17.8%	50 bps	16.8%	15.1%	170 bps
(1) Intersegment eliminations (“I/E”) related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Revenues detail by segment

	Second Quarter			Six Months
	2024	2023	% Change	2024	2023	% Change
NYTG
Subscription	$410,015	$385,037	6.5%	$811,386	$759,193	6.9%
Advertising	112,088	112,329	(0.2)%	210,092	214,419	(2.0)%
Other	63,053	63,128	(0.1)%	121,073	119,664	1.2%
Total	$585,156	$560,494	4.4%	$1,142,551	$1,093,276	4.5%
The Athletic
Subscription	$29,307	$24,553	19.4%	$56,941	$47,939	18.8%
Advertising	7,075	5,441	30.0%	12,782	9,592	33.3%
Other	4,122	365	*	7,963	785	*
Total	$40,504	$30,359	33.4%	$77,686	$58,316	33.2%

I/E(1)	$(563)	$—	*	$(1,125)	$—	*

The New York Times Company
Subscription	$439,322	$409,590	7.3%	$868,327	$807,132	7.6%
Advertising	119,163	117,770	1.2%	222,874	224,011	(0.5)%
Other	66,612	63,493	4.9%	127,911	120,449	6.2%
Total	$625,097	$590,853	5.8%	$1,219,112	$1,151,592	5.9%
(1) Intersegment eliminations (“I/E”) related to content licensing recorded in Other revenues.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

Adjusted operating costs (operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items) detail by segment

	Second Quarter			Six Months
	2024	2023	% Change	2024	2023	% Change
NYTG
Cost of revenue (excluding depreciation and amortization)	$298,419	$287,789	3.7%	$590,875	$572,112	3.3%
Sales and marketing	54,457	54,247	0.4%	109,938	113,179	(2.9)%
Product development	53,579	50,049	7.1%	108,444	100,880	7.5%
Adjusted general and administrative(1)	71,599	68,440	4.6%	141,446	141,849	(0.3)%
Total	$478,054	$460,525	3.8%	$950,703	$928,020	2.4%
The Athletic
Cost of revenue (excluding depreciation and amortization)	$24,918	$22,134	12.6%	$49,891	$44,663	11.7%
Sales and marketing	6,846	7,994	(14.4)%	16,499	16,096	2.5%
Product development	8,641	5,998	44.1%	16,961	12,229	38.7%
Adjusted general and administrative(2)	2,501	2,036	22.8%	5,429	4,443	22.2%
Total	$42,906	$38,162	12.4%	$88,780	$77,431	14.7%

I/E(3)	$(563)	$—	*	$(1,125)	$—	*

The New York Times Company
Cost of revenue (excluding depreciation and amortization)	$322,774	$309,923	4.1%	$639,641	$616,775	3.7%
Sales and marketing	61,303	62,241	(1.5)%	126,437	129,275	(2.2)%
Product development	62,220	56,047	11.0%	125,405	113,109	10.9%
Adjusted general and administrative	74,100	70,476	5.1%	146,875	146,292	0.4%
Total	$520,397	$498,687	4.4%	$1,038,358	$1,005,451	3.3%
(1) Excludes severance of $1.5 million and $5.5 million for the second quarter and first six months of 2024, respectively. Excludes multiemployer pension withdrawal costs of $1.3 million and $2.9 million for the second quarter and first six months of 2024, respectively. Excludes severance of $3.3 million for the first six months of 2023. There were no severance costs for the second quarter of 2023. Excludes multiemployer pension withdrawal costs of $1.1 million and $2.5 million for the second quarter and first six months of 2023, respectively.

(2) Excludes severance of $0.4 million for the first six months of 2024. There were no severance costs for the second quarter of 2024. Excludes severance of $0.7 million and $1.2 million for the second quarter and first six months of 2023, respectively.

(3) Intersegment eliminations (“I/E”) related to content licensing recorded in Cost of revenue (excluding depreciation and amortization).
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In this release, the Company has referred to non-GAAP financial information with respect to adjusted diluted EPS, defined as diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items; adjusted operating profit, defined as operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items; adjusted operating profit margin, defined as adjusted operating profit divided by revenues; adjusted operating costs, defined as operating costs before depreciation, amortization, severance, multiemployer pension withdrawal costs and special items; and free cash flow, defined as net cash provided by operating activities less capital expenditures. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted EPS provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit and adjusted operating profit margin are useful in evaluating the ongoing performance of the Company’s business as they exclude the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items. Adjusted operating costs provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges, acquisition-related costs, and beginning in the first quarter of 2024, Generative AI Litigation Costs, as well as other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. Management determined to report Generative AI Litigation Costs as a special item and thus exclude them beginning in the first quarter of 2024 because, unlike other litigation expenses which are not excluded, the Generative AI Litigation Costs arise from a discrete, complex and unusual proceeding and do not, in management’s view, reflect the Company’s ongoing business operational performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
The Company considers free cash flow as providing useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet, for strategic opportunities, including investing in the Company’s business and strategic acquisitions, and/or for the return of capital to stockholders in the form of dividends and stock repurchases.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted EPS excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted EPS and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, except per share data)

Reconciliation of diluted EPS excluding amortization of acquired intangible assets, severance, non-operating retirement costs and special items (or adjusted diluted EPS)

	Second Quarter			Six Months
	2024	2023	% Change	2024	2023	% Change
Diluted EPS	$0.40	$0.28	42.9%	$0.64	$0.42	52.4%
Add:
Amortization of acquired intangible assets	0.04	0.04	*	0.08	0.09	(11.1%)
Severance	0.01	—	*	0.04	0.03	33.3%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	*	0.02	0.02	*
Other components of net periodic benefit costs	0.01	—	*	0.01	(0.01)	*
Special items:
Generative AI Litigation Costs	0.01	—	*	0.02	—	*
Impairment charge	—	0.08	*	—	0.08	*
Income tax expense of adjustments	(0.02)	(0.03)	*	(0.04)	(0.05)	(20.0)%
Adjusted diluted EPS(1)	$0.45	$0.38	18.4%	$0.76	$0.56	35.7%
(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Second Quarter			Six Months
	2024	2023	% Change	2024	2023	% Change
Operating profit	$79,410	$55,775	42.4%	$127,729	$83,675	52.6%
Add:
Depreciation and amortization	20,537	21,858	(6.0)%	41,243	42,698	(3.4)%
Severance	1,473	713	*	5,901	4,493	31.3%
Multiemployer pension plan withdrawal costs	1,297	1,084	19.6%	2,909	2,539	14.6%
Generative AI Litigation Costs	1,983	—	*	2,972	—	*
Impairment charge	—	12,736	*	—	12,736	*
Adjusted operating profit	$104,700	$92,166	13.6%	$180,754	$146,141	23.7%
Divided by:
Revenues	$625,097	$590,853	5.8%	$1,219,112	$1,151,592	5.9%
Operating profit margin	12.7%	9.4%	330 bps	10.5%	7.3%	320 bps
Adjusted operating profit margin	16.7%	15.6%	110 bps	14.8%	12.7%	210 bps
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

Reconciliation of total operating costs before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating costs)

	Second Quarter
	2024				2023(1)
	NYTG	The Athletic	I/E(2)	Total	NYTG	The Athletic	Total	% Change
Total operating costs	$496,747	$49,503	$(563)	$545,687	$489,381	$45,697	$535,078	2.0%
Less:
Depreciation and amortization	13,940	6,597	—	20,537	15,036	6,822	21,858	(6.0)%
Severance	1,473	—	—	1,473	—	713	713	*
Multiemployer pension plan withdrawal costs	1,297	—	—	1,297	1,084	—	1,084	19.6%
Generative AI Litigation Costs	1,983	—	—	1,983	—	—	—	*
Impairment charge	—	—	—	—	12,736	—	12,736	*
Adjusted operating costs	$478,054	$42,906	$(563)	$520,397	$460,525	$38,162	$498,687	4.4%

	Six Months
	2024				2023(1)
	NYTG	The Athletic	I/E(2)	Total	NYTG	The Athletic	Total	% Change
Total operating costs	$990,022	$102,486	$(1,125)	$1,091,383	$975,667	$92,250	$1,067,917	2.2%
Less:
Depreciation and amortization	27,966	13,277	—	41,243	29,043	13,655	42,698	(3.4)%
Severance	5,472	429	—	5,901	3,329	1,164	4,493	31.3%
Multiemployer pension plan withdrawal costs	2,909	—	—	2,909	2,539	—	2,539	14.6%
Generative AI Litigation Costs	2,972	—	—	2,972	—	—	—	*
Impairment charge	—	—	—	—	12,736	—	12,736	*
Adjusted operating costs	$950,703	$88,780	$(1,125)	$1,038,358	$928,020	$77,431	$1,005,451	3.3%
(1) Recast to conform to the current presentation of total operating costs. See “Comparisons” for more detail.
(2) Intersegment eliminations (“I/E”) related to content licensing.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of net cash provided by operating activities before capital expenditures (or free cash flow)

	Six Months
	2024	2023
Net cash provided by operating activities	$133,310	$119,782
Less: Capital expenditures	(14,054)	(10,792)
Free cash flow	$119,256	$108,990